Exhibit 99.1

News Release

MMC REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Fourth Quarter GAAP EPS of $.15 Compared with $.16 in Prior Year

Fourth Quarter Adjusted EPS of $.37 Compared with $.24 in Prior Year

NEW YORK, February 11, 2009 — Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the fourth quarter and year ended December 31, 2008.

In the quarter, consolidated revenue was $2.7 billion, a decline of 9 percent from the fourth quarter of 2007, or 3 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates.

In the fourth quarter of 2008, MMC’s net income was $80 million, or $.15 per share, compared with net income of $85 million, or $.16 per share, in 2007. Earnings per share on an adjusted basis, as presented in the attached supplemental schedules, increased 54 percent to $.37, compared with $.24 in 2007.

For 2008, consolidated revenue was $11.6 billion, an increase of 4 percent from $11.2 billion in 2007, or 2 percent on an underlying basis. MMC’s results for 2008 include the previously reported non-cash goodwill impairment charge of $540 million in the Risk Consulting and Technology segment, which contributed to a net loss of $73 million, or $.14 per share. For 2007, net income was $2.5 billion, or $4.53 per share, reflecting MMC’s gain of $1.9 billion, net of tax, on the divestiture of Putnam Investments in August 2007, included in discontinued operations. For 2008, adjusted earnings per share increased 9 percent to $1.45, compared with $1.33 in 2007.

Brian Duperreault, president and chief executive officer of MMC, said: “I am pleased with the successful execution of the goals we set for MMC in 2008. Improved performance at Marsh was our highest priority. The substantial rise in Marsh’s profitability along with increased new business production and improved client revenue retention were significant achievements. The work at Marsh continues and its leadership is implementing operational improvements that should contribute to continued growth and profitability. Guy Carpenter is being run more effectively on a global basis. Its new leadership has successfully implemented cost containment and restructuring initiatives that have resulted in improved profitability in challenging reinsurance market conditions.

“Mercer and Oliver Wyman are being managed well in difficult times. Costs are being controlled closely while high levels of service are maintained. Both companies have strong global franchises, resources and capabilities that are highly valued and sought out by clients.

“For Kroll, 2008 was a year of transition. We redefined Kroll, put new leadership in place and assessed how its businesses fit into MMC’s long-term business strategy. The Corporate Advisory and Restructuring business was divested, and Kroll is continuing to streamline its operations to improve profitability.”

Risk and Insurance Services

Marsh’s revenue in the fourth quarter of $1.1 billion decreased 5 percent from last year, but increased 3 percent on an underlying basis. Underlying revenue increased 3 percent in the United States and Canada and 2 percent in international operations. Marsh had another quarter of strong new business production. Client revenue retention increased in the quarter, continuing the trend seen throughout the year. Marsh’s fourth quarter results were achieved in an environment of price competition in the global commercial property and casualty insurance marketplace.

In the fourth quarter, reinsurance premium rates declined globally across most lines. Guy Carpenter’s fourth quarter revenue declined 6 percent to $146 million, or 2 percent on an underlying basis. Restructuring actions and continuing cost discipline led to a significant improvement in Guy Carpenter’s profitability in the fourth quarter, compared with the same period in 2007.

Risk and Insurance Services segment revenue in the fourth quarter of 2008 totaled $1.3 billion, a decline of 6 percent from the fourth quarter of 2007, but an increase of 1 percent on an underlying basis. Operating income in the fourth quarter was $104 million. Adjusted operating income, which excludes noteworthy items, more than doubled to $189 million from $92 million last year, due to improved operating performance at both Marsh and Guy Carpenter. For 2008, segment revenue increased 1 percent to $5.5 billion, and was essentially unchanged on an underlying basis. Operating income increased 35 percent to $460 million, compared with $342 million in 2007. Adjusted operating income increased 58 percent to $729 million, compared with $462 million in 2007.

Fiduciary interest income, now segregated from Marsh's and Guy Carpenter’s revenue for presentation purposes, was $25 million in the quarter, compared with $40 million last year. For the year, fiduciary income was $139 million, compared with $177 million last year.

Consulting

Mercer’s revenue declined 8 percent to $807 million in the fourth quarter, and was unchanged on an underlying basis. Mercer’s consulting operations produced revenue of $589 million, an increase of 1 percent on an underlying basis from the prior year’s fourth quarter; outsourcing, with revenue of $149 million, declined 6 percent; and investment consulting and management, with revenue of $69 million, grew 7 percent. For 2008, Mercer’s revenue grew 8 percent, or 7 percent on an underlying basis.

Primarily due to ongoing adverse global economic and financial market conditions, Oliver Wyman’s revenue declined 11 percent to $392 million in the fourth quarter, or 10 percent on an underlying basis. For 2008, Oliver Wyman’s revenue increased 2 percent, but declined 2 percent on an underlying basis.

Consulting segment revenue totaled $1.2 billion in the fourth quarter of 2008, a decline of 9 percent, or 3 percent on an underlying basis. Operating income declined to

$82 million. Adjusted operating income was $121 million, compared with $162 million in 2007. For 2008, segment revenue totaled $5.2 billion, an increase of 6 percent, or 4 percent on an underlying basis. Operating income was $555 million in 2008, compared with $606 million in the prior year. Adjusted operating income was $595 million, compared with $614 million in 2007.

Risk Consulting and Technology

Kroll’s revenue of $188 million in the fourth quarter declined 11 percent from the year-ago quarter, or 8 percent on an underlying basis. Underlying revenue in the risk mitigation and response business increased 4 percent; litigation support and data recovery declined 6 percent; and background screening declined 19 percent.

Corporate Advisory and Restructuring was divested in the fourth quarter. As a result, revenue declined to $13 million and a loss was recorded in the quarter.

Risk Consulting and Technology segment revenue totaled $201 million in the fourth quarter of 2008, a decline of 19 percent, or 16 percent on an underlying basis. Due to the loss on the disposal of the Corporate Advisory and Restructuring businesses, the segment had a loss of $27 million, compared with operating income of $15 million in the prior year’s quarter. For 2008, segment revenue grew 1 percent to $993 million. Adjusted operating income declined 10 percent to $88 million.

Other Items

MMC had investment income in the fourth quarter of 2008 of $19 million, primarily due to mark-to-market gains in private equity investments. For the year, investment losses were $12 million, compared with investment income of $173 million in 2007. Corporate interest income was $8 million in the fourth quarter, compared with $31 million in the prior year, primarily due to lower interest rates. Additionally, last year there were higher invested funds prior to the December tax payment relating to the sale of Putnam.

For the quarter, the tax rate benefited from a change in the geographic mix of MMC’s earnings; a higher relative tax benefit associated with restructuring and related charges; and the favorable outcome of tax audits. The full year tax rate is impacted significantly by the nondeductibility of the goodwill impairment charge.

MMC’s liquidity remains strong. At the end of 2008, cash and cash equivalents was $1.7 billion, an increase of $200 million during the fourth quarter. Net debt, which is total debt less cash and cash equivalents, was $1.9 billion at the end of 2008.

Conference Call

A conference call to discuss fourth quarter 2008 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 741 4242. Callers from outside the United States should dial 719 325 4762. The access code for both numbers is 9859014. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With more than 54,000 employees worldwide and annual revenue exceeding $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the impact of current financial market conditions on our results of operations and financial condition;
•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;
•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the impact of current economic conditions on our cost of financing or ability to borrow;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	the impact on our net income caused by fluctuations in foreign exchange rates;
•	the potential impact of changes in interest rates and increased counterparty risk in the current economic environment;
•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;
•	the challenges we face in achieving profitable revenue growth and improving operating margins at Marsh;
•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;
•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board and Milwaukee County against Mercer;

•

the ultimate economic impact on MMC of contingencies described in the notes to our financial statements, including the risk of a significant adverse outcome in the shareholder lawsuit against MMC concerning the late 2004 decline in MMC’s share price;

•	the potential impact of consolidation in the industries we serve, particularly in the reinsurance industry;
•	our ability to successfully obtain payment from our clients of the amounts they owe us for work performed;
•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business;

•

our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	our ability to successfully recover should we experience a disaster or other business continuity problem;
•	changes in applicable tax or accounting requirements; and
•

potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenue	$2,662	$2,915	$11,587	$11,177

Expense:
Compensation and Benefits	1,683	1,849	7,207	6,958
Other Operating Expenses	880	911	3,577	3,373
Goodwill Impairment Charge	-	-	540	-
Total Expense	2,563	2,760	11,324	10,331

Operating Income	99	155	263	846

Interest Income	8	31	48	95

Interest Expense	(55)	(56)	(220)	(267)

Investment Income (Loss)	19	10	(12)	173

Income Before Income Taxes and Minority Interest Expense	71	140	79	847

Income Taxes	(5)	44	137	295

Minority Interest Expense, Net of Tax	3	6	11	14

Income (Loss) from Continuing Operations	73	90	(69)	538

Discontinued Operations, Net of Tax	7	(5)	(4)	1,937

Net Income (Loss)	$ 80	$ 85	$ (73)	$2,475

Basic Net Income (Loss) Per Share – Continuing Operations	$ 0.14	$0.17	$(0.13)	$1.00
– Net Income (Loss)	$ 0.16	$0.17	$(0.14)	$4.60

Diluted Net Income (Loss) Per Share – Continuing Operations	$ 0.14	$0.17	$(0.13)	$0.99
– Net Income (Loss)	$ 0.15	$0.16	$(0.14)	$4.53

Average Number of Shares Outstanding – Basic	514	520	514	539
– Diluted	521	525	514	546
Shares Outstanding at 12/31	514	520	514	520

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,105	$1,166	(5)%	(8)%	-	3%
Guy Carpenter	146	156	(6)%	(4)%	-	(2)%
Fiduciary Interest Income	25	40	(39)%	(8)%	-	(31)%
Total Risk and Insurance Services	1,276	1,362	(6)%	(7)%	-	1%

Consulting
Mercer	807	882	(8)%	(10)%	2%	-
Oliver Wyman Group	392	437	(11)%	(5)%	4%	(10)%
Total Consulting	1,199	1,319	(9)%	(8)%	2%	(3)%

Risk Consulting & Technology
Kroll	188	211	(11)%	(3)%	-	(8)%
Corporate Advisory and Restructuring	13	36	(63)%	(4)%	-	(59)%
Total Risk Consulting & Technology	201	247	(19)%	(3)%	-	(16)%

Total Operating Segments	2,676	2,928	(9)%	(7)%	1%	(3)%

Corporate Eliminations	(14)	(13)

Total Revenue	$2,662	$2,915	(9)%	(7)%	1%	(3)%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$ 358	$ 411	(13)%	(13)%	-	-
Asia Pacific	96	106	(9)%	(15)%	-	6%
Latin America	80	81	(2)%	(9)%	(5)%	12%
Total International	534	598	(11)%	(12)%	(1)%	2%
U.S. and Canada	571	568	1%	(3)%	1%	3%
Total Marsh	$1,105	$1,166	(5)%	(8)%	-	3%

Mercer:
Retirement	$ 256	$ 279	(8)%	(11)%	4%	(1)%
Health and Benefits	198	204	(3)%	(6)%	-	3%
Other Consulting Lines	135	138	(3)%	(6)%	-	3%
Total Mercer Consulting	589	621	(5)%	(8)%	2%	1%
Outsourcing	149	183	(18)%	(12)%	-	(6)%
Investment Consulting & Management	69	78	(10)%	(17)%	-	7%
Total Mercer	$ 807	$ 882	(8)%	(10)%	2%	-

Kroll:
Litigation Support and Data Recovery	$ 69	$ 76	(9)%	(3)%	-	(6)%
Background Screening	57	73	(21)%	(2)%	-	(19)%
Risk Mitigation and Response	62	62	-	(4)%	-	4%
Total Kroll	$ 188	$ 211	(11)%	(3)%	-	(8)%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Twelve Months Ended

(Millions) (Unaudited)

	Twelve Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$4,524	$4,369	4%*	1%	-	2%*
Guy Carpenter	803	854	(6)%	1%	-	(7)%
Fiduciary Interest Income	139	177	(22)%	1%	-	(23)%
Total Risk and Insurance Services	5,466	5,400	1%	1%	-	-

Consulting
Mercer	3,642	3,368	8%	-	1%	7%
Oliver Wyman Group	1,554	1,516	2%	1%	3%	(2)%
Total Consulting	5,196	4,884	6%	-	2%	4%

Risk Consulting & Technology
Kroll	866	815	6%	-	4%	2%
Corporate Advisory and Restructuring	127	172	(26)%	(1)%	-	(25)%
Total Risk Consulting & Technology	993	987	1%	-	4%	(3)%

Total Operating Segments	11,655	11,271	3%	1%	1%	1%

Corporate Eliminations	(68)	(94)

Total Revenue	$11,587	$11,177	4%	1%	1%	2%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Twelve Months Ended			Components of Revenue Change
			% Change		Acquisitions/
	December 31,		GAAP	Currency	Dispositions	Underlying
	2008	2007	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,706	$1,618	5%	2%	-	3%
Asia Pacific	412	374	10%	2%	-	8%
Latin America	252	239	6%	5%	(5)%	6%
Total International	2,370	2,231	6%	2%	-	4%
U.S. and Canada	2,154	2,138	1%	-	-	1%
Total Marsh	$4,524	$4,369	4%*	1%	-	2%*

Mercer:
Retirement	$1,178	$1,079	9%	-	4%	5%
Health and Benefits	898	827	9%	1%	-	8%
Other Consulting Lines	555	509	9%	2%	(1)%	8%
Total Mercer Consulting	2,631	2,415	9%	1%	1%	7%
Outsourcing	702	682	3%	(1)%	-	4%
Investment Consulting & Management	309	271	14%	(2)%	-	16%
Total Mercer	$3,642	$3,368	8%	-	1%	7%

Kroll:
Litigation Support and Data Recovery	$ 326	$ 272	20%	-	14%	6%
Background Screening	263	297	(11)%	-	-	(11)%
Risk Mitigation and Response	277	246	12%	-	-	12%
Total Kroll	$ 866	$ 815	6%	-	4%	2%

Notes
* Marsh’s GAAP revenue growth and underlying revenue growth were 3.6% and 2.4%, respectively.
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three Months Ended December 31

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the three months ended December 31, 2008 and 2007. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Three Months Ended December 31, 2008
Operating income	$104	$ 82	$ (27)	$(60)	$ 99
Add impact of noteworthy items:
Restructuring Charges (a)	64	39	10	18 (b)	131
Settlement, Legal and Regulatory (c)	13	-	-	-	13
Accelerated Amortization	8	-	-	-	8
Other	-	-	28 (d)	-	28
Operating income adjustments	85	39	38	18	180

Adjusted operating income	$189	$121	$ 11	$(42)	$279

Operating margin	8.2%	6.8%	N/A	N/A	3.7%
Adjusted operating margin	14.8%	10.1%	5.5%	N/A	10.5%

Three Months Ended December 31, 2007
Operating income	$50	$161	$15	$(71)	$155
Add impact of noteworthy items:
Restructuring Charges (a)	29	1	-	14	44
Settlement, Legal and Regulatory (c)	13	-	-	-	13
Accelerated Amortization	-	-	-	2	2
Operating income adjustments	42	1	-	16	59

Adjusted operating income	$92	$162	$15	$(55)	$214

Operating margin	3.7%	12.2%	6.1%	N/A	5.3%
Adjusted operating margin	6.8%	12.3%	6.1%	N/A	7.3%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities. Charges related to rent and other real estate costs totaled $33 million and $4 million for the three month periods ended December 31, 2008 and 2007, respectively.

(b) Represents estimated future rent and other real estate costs to exit space in MMC’s New York headquarters building, previously vacated space in the U.K. and other locations.

(c) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, including indemnification of former employees for legal fees.

(d) Reflects the loss on the disposition of the U.K. Corporate Advisory and Restructuring businesses to former management. The net assets of the U.K. businesses were written off upon transfer to the new owners. MMC will receive royalties on future revenue of the U.K. businesses over the next four years. The royalties will be recognized when earned under the terms of the contracts and collectibility is reasonably assured. In addition, MMC holds a note receivable related to the disposal of the U.S. business. If the note is re-paid as scheduled, MMC will recognize a gain of $18 million on the disposal of the U.S. business over the repayment period.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Twelve Months Ended December 31

(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP. MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Adjusted operating income is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income. The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the twelve months ended December 31, 2008 and 2007. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate	Total
Twelve Months Ended December 31, 2008
Operating income	$460	$555	$(497)	$(255)	$ 263
Add impact of noteworthy items:
Restructuring Charges (a)	193	40	17	85 (b)	335
Settlement, Legal and Regulatory (c)	51	-	-	-	51
Goodwill Impairment Charge	-	-	540	-	540
Accelerated Amortization	22	-	-	-	22
Other	3	-	28 (e)	-	31
Operating income adjustments	269	40	585	85	979

Adjusted operating income	$729	$595	$ 88	$(170)	$1,242

Operating margin	8.4%	10.7%	N/A	N/A	2.3%
Adjusted operating margin	13.3%	11.5%	8.9%	N/A	10.7%

Twelve Months Ended December 31, 2007
Operating income	$342	$606	$ 98	$(200)	$ 846
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	60	2	-	36	98
Settlement, Legal and Regulatory (c)	51	-	-	-	51
Accelerated Amortization	9	6	-	6	21
Other (d)	-	-	-	(14)	(14)
Operating income adjustments	120	8	-	28	156

Adjusted operating income	$462	$614	$ 98	$(172)	$1,002

Operating margin	6.3%	12.4%	9.9%	N/A	7.6%
Adjusted operating margin	8.6%	12.6%	9.9%	N/A	9.0%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities. Charges related to rent and other real estate costs totaled $95 million and $10 million for the twelve months ended December 31, 2008 and 2007, respectively.

(b) Includes $62 million of estimated future rent and other real estate costs to exit space in MMC’s New York headquarters building and adjustments to estimated costs related to previously vacated space in the U.K. and other locations.

(c) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, including indemnification of former employees for legal fees.

(d) Represents an accrual adjustment related to the separation of former MMC senior executives.

(e) Reflects the loss on the disposition of the U.K. Corporate Advisory and Restructuring businesses to former management. The net assets of the U.K. businesses were written off upon transfer to the new owners. MMC will receive royalties on future revenue of the U.K. businesses over the next four years. The royalties will be recognized when earned under the terms of the contracts and collectibility is reasonably assured. In addition, MMC holds a note receivable related to the disposal of the U.S. business. If the note is re-paid as scheduled, MMC will recognize a gain of $18 million on the disposal of the U.S. business over the repayment period.

Noteworthy items exclude a credit of $10 million for a payment received in the third quarter of 2008 from U.S. Investigations Services Inc. in connection with its hiring of MMC’s former CEO. This amount was recorded in operating income as a reduction of corporate expense. Noteworthy items also exclude a $33 million charge in the third quarter of 2008 to increase professional liability reserves recorded in risk and insurance services. These items are therefore included in both operating income and adjusted operating income.

Marsh & McLennan Companies, Inc.

Non-GAAP Measures

Three and Twelve Months Ended December 31

(Millions) (Unaudited)

Adjusted Income, net of tax

Adjusted income, net of tax is calculated as: (i) MMC’s GAAP income (loss) from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables and to include the operating income, net of tax, of MMC’s former subsidiary, Putnam (included in discontinued operations through August 2, 2007); divided by (ii) MMC’s average number of shares outstanding—diluted for the period.

Adjusted income, net of tax does not include gains or losses from the sales of operations included in discontinued operations, but, as noted above, does include the operating income of Putnam in 2007.

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Three Months Ended

	Three Months Ended December 2008		Diluted EPS	Three Months Ended December 2007		Diluted EPS
Income from continuing operations		$73	$0.14		$90	$0.17
Add impact of operating income adjustments	$180			$59
Deduct impact of income tax expense	(61)			(21)
		119	0.23		38	0.07
Income from continuing operations, as adjusted		192	0.37		128	0.24
Add Putnam operating income, net of tax		-	-		-	-
Adjusted income, net of tax		$192	$0.37		$128	$0.24

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share – Twelve Months Ended

	Twelve Months Ended December 2008		Diluted EPS	Twelve Months Ended December 2007		Diluted EPS
(Loss) income from continuing operations		$(69)	$(0.13)		$538	$0.99
Add impact of operating income adjustments	$979			$156
Deduct impact of income tax expense	(155)			(53)
		824	1.58		103	0.19
Income from continuing operations, as adjusted		755	1.45		641	1.18
Add Putnam operating income, net of tax		-	-		90	0.15
Adjusted income, net of tax		$755	$1.45		$731	$1.33

Marsh & McLennan Companies, Inc.

Supplemental Expense Information

Three Months and Twelve Months Ended December 31

(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Depreciation and Amortization Expense	$102	$104	$404	$406
Stock Option Expense	$ 6	$ 13	$ 34	$ 68

Marsh & McLennan Companies, Inc.

Supplemental Information – Quarterly Revenue Analysis

(Millions) (Unaudited)

Risk and Insurance Services Revenue - Change in Presentation

In the fourth quarter of 2008, MMC changed the presentation of its revenue analysis in the risk and insurance services segment so that fiduciary interest income is segregated from Marsh's and Guy Carpenter’s revenue.

The following tables provide detailed revenue and fiduciary interest income information by quarter for 2008 and 2007.

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Full Year 2008

Risk and Insurance Services
Marsh	$1,196	$1,183	$1,040	$1,105	$4,524
Guy Carpenter	264	196	197	146	803
Fiduciary Interest Income	40	36	38	25	139
Total Risk and Insurance Services	1,500	1,415	1,275	1,276	5,466

Marsh:
EMEA	$ 569	$ 426	$ 353	$ 358	$1,706
Asia Pacific	90	121	105	96	412
Latin America	49	59	64	80	252
Total International	708	606	522	534	2,370
U.S. and Canada	488	577	518	571	2,154
Total Marsh	$1,196	$1,183	$1,040	$1,105	$4,524

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007

Risk and Insurance Services
Marsh	$1,110	$1,091	$1,002	$1,166	$4,369
Guy Carpenter	280	206	212	156	854
Fiduciary Interest Income	44	44	49	40	177
Total Risk and Insurance Services	1,434	1,341	1,263	1,362	5,400

Marsh:
EMEA	$ 506	$ 374	$ 327	$ 411	$1,618
Asia Pacific	75	102	91	106	374
Latin America	44	54	60	81	239
Total International	625	530	478	598	2,231
U.S. and Canada	485	561	524	568	2,138
Total Marsh	$1,110	$1,091	$1,002	$1,166	$4,369

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	December 31, 2008	December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$ 1,685	$ 2,133
Net receivables	2,758	2,874
Other current assets	331	447

Total current assets	4,774	5,454

Goodwill and intangible assets	7,159	7,759
Fixed assets, net	969	992
Pension related asset	150	1,411
Other assets	2,169	1,743

TOTAL ASSETS	$15,221	$17,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 408	$ 260
Accounts payable and accrued liabilities	1,688	1,670
Regulatory settlements-current portion	-	177
Accrued compensation and employee benefits	1,224	1,290
Accrued income taxes	21	96

Total current liabilities	3,341	3,493

Fiduciary liabilities	3,263	3,612
Less – cash and investments held in a fiduciary capacity	(3,263)	(3,612)
	-	-

Long-term debt	3,194	3,604
Pension, postretirement and postemployment benefits	1,217	709
Liabilities for errors and omissions	512	596
Other liabilities	1,235	1,135

Total stockholders’ equity	5,722	7,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,221	$17,359